EXHIBIT 99.1

Sharps Compliance Corp. Reports 24% Increase in Revenue in the Third Quarter of Fiscal 2011

  Retail and Core Government market billings increased 215% and 92%, respectively, on sales of TakeAway Environmental Return System™ envelope solution
  Realigned sales and marketing initiative is taking hold – driving greater solution offering awareness and near-term growth potential
  Balance sheet remains strong with a cash balance of $16.8 million, working capital of $20.8 million and no debt as of March 31, 2011

HOUSTON, April 27, 2011 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting, today reported financial results for the third quarter of fiscal year 2011 ended March 31, 2011.

Revenue in the third quarter of fiscal year 2011 increased 24.2%, or $0.9 million, to $4.5 million, from $3.6 million in the prior-year period. The increase reflected growth in the Company's targeted markets: Professional, Retail and Core Government. Core customer billings, which the Company believes is an appropriate measure of performance and progress of the business, were up 24.8% to $3.8 million in the third quarter of fiscal year 2011 compared with $3.1 million in the corresponding period of the prior fiscal year, and up 5% from the trailing second quarter of fiscal year 2011.

Net loss for the fiscal 2011 third quarter was $659 thousand, or $0.04 per diluted share, compared with net loss of $975 thousand, or $0.07 per diluted share, in the prior-year period. The improvement was primarily a result of the positive impact on leverage from higher sales volumes.

David P. Tusa, President and CEO of Sharps Compliance, commented, "Our efforts to refocus our sales and marketing resources are beginning to be realized through growth in billings. Our TakeAway Environmental Return System™ has been extremely well received by retail pharmacies across the country. Revenue from this product bolstered results during a quarter which has historically been our weakest due to the gap between flu shot seasons. In addition, our broadened awareness campaign is beginning to generate improved sales through our inside sales and e-commerce efforts. We reached $304 thousand in sales through these two channels, more than double the prior-year period and a 28% improvement over the trailing second quarter. On average, the number of weekly orders by inside and online sales has grown from 56 in the third quarter of fiscal 2010, to 99 in the trailing second quarter, to 127 in this fiscal year's third quarter. This success helped to offset the decline in distributor sales in the quarter over the trailing second quarter, which can be inconsistent from period to period based on order timing."

Sales of TakeAway Environmental Return System™ envelope solution and realigned sales and marketing focus drive strong customer billings

Sales of the TakeAway Environmental Return System™ envelope solution contributed revenue of $665 thousand in the third quarter of fiscal 2011 which was split among the Retail and Core Government markets. Billings for the TakeAway™ envelope solution reflect the addition of a large national retail pharmacy and two food and drug chains which selected Sharps' TakeAway™ envelope solution to feature in their pharmacies across the nation. These actions drove the 215.2% jump in Retail market billings to $810 thousand in the third quarter of fiscal 2011, as well as the 5% increase from the trailing second quarter of fiscal 2011, more than offsetting the seasonal nature of flu shot-related sales.

Mr. Tusa noted, "Sharps' medication disposal envelopes offer a safe and environmentally-responsible means of disposing unused, expired or unwanted non-controlled prescription and over-the-counter medications. We are pleased to be working with these progressive retailers to help resolve the problem of the estimated 200 million pounds of unused dispensed medications that are disposed of improperly each year and as a result, adversely affecting our water systems and placing our citizens at risk for accidental and improper dosing. Given the approximately 50,000 retail pharmacies in the U.S., we estimate the total annual market to be in excess of $40 million for TakeAway envelope solutions in retail pharmacies."

Professional market billings grew 17.7% to $439 thousand in the third quarter of fiscal 2011. The Company's telemarketing and internet-marketing activities continue to perform extremely well, and were the primary driver for the growth, generating sales of $304 thousand in the third quarter, compared with $132 thousand for the prior-year quarter and $237 thousand the trailing second quarter of fiscal 2011.  Distributor network sales within the Professional market decreased $39 thousand from the prior-year quarter and $107 thousand from the trailing second quarter due to the timing of orders.

"There are an estimated 800,000 doctors, dentists, vets, clinics, tattoo parlors and other businesses in the U.S. that generate smaller quantities of medical waste, including used syringes," stated Mr. Tusa. "Those businesses are the current target market for our inside sales force and multi-level marketing campaign which is aimed at educating professional and related office administrators on the significant cost and convenience advantages of using the Sharps Recovery System™ compared with traditional medical waste pick-up services."

Billings associated with the U.S. Government contract were $0.6 million, $0.4 million and $0.4 million in the third quarters of fiscal 2011 and 2010, and trailing second quarter ended December 31, 2010, respectively. In calendar year 2011, billings which are related to the maintenance portion of the government contract are expected to be approximately $3 million for the period from February 1, 2011 through January 31, 2012.

Core government billings for the third quarter of fiscal 2011 were up 91.5% to $226 thousand as a result of the TakeAway Environmental Return System™ envelope program sales, which was a component of the Veterans Administration (VA) pilot program. The VA pilot is currently operating in 22 states plus the District of Columbia and is in process of being evaluated for a nation-wide roll-out.

Third quarter Assisted Living / Hospitality billings were up 44.6% to $373 thousand compared with the prior-year period primarily due to organic growth from the aging patient population as well as new larger assisted living facility customers.

Third quarter Home Health Care billings were up 6.0% to $1.6 million compared with the prior-year period, primarily due to improved sales by home health care-related distributors addressing the growing trend of patient volumes in the home health care industry.

Third Quarter Fiscal 2011 Operating Performance

Gross margin improved to 31.2% in the third quarter of fiscal 2011, from 24.3% in the third quarter of fiscal 2010. Gross margin improved over 460 basis points over the trailing second quarter as a result of the mix of product sold and to some degree the impact of the cost savings initiative.

Selling, general and administrative (SG&A) expense was $2.4 million for the third quarter of fiscal 2011, up from the $2.2 million reported for the prior-year quarter.  Compared to the trailing second quarter, third quarter SG&A increased $99 thousand due primarily to increased marketing-related expenses as the Company realigned its sales focus and implemented more targeted and aggressive web-based and media campaigns to augment its sales. The increase was partially offset by cost reductions in other SG&A areas resulting from the Company's recent cost savings initiative. The Company expects SG&A for the fourth quarter of fiscal year 2011 to be at a similar level as the current quarter, barring the need to flex higher for additional sales and marketing programs.

Operating loss for the third quarter of fiscal 2011 was $1.1 million, an improvement of $321 thousand from the operating loss of $1.4 million for the third quarter of fiscal 2010.

Liquidity and Balance Sheet Strength

Cash and cash equivalents were $16.8 million at March 31, 2011 compared with $18.1 million at June 30, 2010, while working capital was $20.8 million at March 31, 2011 compared with the fiscal 2010 year-end level of $21.6 million. In April of 2011, the Company received a federal income tax refund of $2.7 million. As of March 31, 2011, stockholders' equity and total assets were $26.3 million and $31.1 million, respectively, compared with $26.9 million and $31.6 million, respectively, at June 30, 2010.

Although Sharps maintains a $5.0 million line of credit, no amounts were outstanding at March 31, 2011. The line of credit is available to finance working capital as well as organic expansion opportunities and potential acquisitions.

Nine-month Operating Performance

For the nine months ended March 31, 2011, revenue was $14.4 million compared with $35.0 million over the same period in 2010, of which $1.4 million and $22.8 million, respectively, was associated with the Company's initial five-year, $40 million U.S. Government contract. Absent the revenue share associated with the contract, the Company's core revenue for the nine-month period increased 6.7% on solid growth in the Home Health Care, Professional, Retail, and Assisted Living / Hospitality markets.

Year-to-date core customer billings were $12.9 million in fiscal 2011 and $12.0 million in fiscal 2010, an increase of 7.5%. For the nine-month period of fiscal 2011, Retail market billings increased 7.7% to $3.5 million, Professional billings increased 22.3% to $1.4 million, and Core Government billings increased 27.1% to $516 thousand. For the first nine months of fiscal 2011, billings for the Home Health Care market increased by 10%, or $0.5 million, to $5.3 million compared with $4.8 million in the same period of fiscal 2010.

For the fiscal 2011 year-to-date period, gross margin was 31.0% compared with 64.1% in the same period the prior fiscal year. Year-to-date SG&A increased from $6.1 million in fiscal 2010 to $7.2 million in fiscal 2011, representing a 17% period-over-period increase. Operating loss for the 2011 fiscal year-to-date period was $3.5 million compared with operating income of $16.0 million in the same period the prior fiscal year.

For the nine-month period ended March 31, 2011, the net loss was $2.3 million, or $0.15 per diluted share, compared with net income of $10.5 million, or $0.70 per diluted share, in the corresponding period of the prior fiscal year. Included in the fiscal 2011 year-to-date period is a $570 thousand, or $0.02 per diluted share, special charge related to the planned retirement of the Company's former CEO.

Mr. Tusa noted, "Our strong revenue growth in the quarter is clear evidence that our many initiatives to realign our resources – and intensify and more strategically target our marketing activities – are beginning to generate tangible results. We believe we have properly positioned the Company to more fully capitalize on the vast and largely untapped potential of the medical waste and unused dispensed medication disposal market."

Third Quarter Fiscal Year 2011 Webcast and Conference Call

The Company will host a conference call and webcast today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by dialing (201) 689-8560 and entering conference ID number 369507. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

To listen to the archived call, dial (858) 384-5517, and enter conference ID number 369507. The telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until 11:59 p.m. ET Wednesday, May 4, 2011. A transcript will also be posted once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large health care facility setting.  Its strategy is to capture a large part of the estimated $2.8 billion untapped market for unused medications, used syringes and medical waste generated outside of hospital and large health care settings by targeting the major agencies that are interrelated with this medical waste stream; that is the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™ (formerly Sharps Disposal by Mail System®), is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste generated outside the hospital and large health care facility setting. Its other products include the Sharps® MWMS™ (Medical Waste Management System), a comprehensive solution designed for rapid deployment in emergency situations and features the Sharps™ Recovery System™ and TakeAway System™ products combined with warehousing, inventory management, training, data and other services. Its TakeAway System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)
(dollars in thousands, except per share data)

	Three-Months Ended			Nine-Months Ended
	March 31,			March 31,
	2011	2010	% Change	2011	2010	% Change

Revenue	$ 4,518	$ 3,639	24.2%	$14,362	$35,004	(59.0%)

Cost of revenue	3,109	2,756	12.8%	9,915	12,572	(21.1%)
Gross profit	1,409	883	59.6%	4,447	22,432	(80.2%)
Gross margin	31.2%	24.3%		31.0%	64.1%
SG&A expense	2,438	2,195	11.1%	7,152	6,115	17.0%
Special charge	--	--	--	570	--	100.0%
Depreciation and amortization	89	127	(29.9%)	265	335	(20.9%)

Operating income (loss)	(1,118)	(1,439)		(3,540)	15,982
Operating margin	(24.7%)	(39.5%)		(24.6%)	45.7%
Other income	14	12		42	25

Net income (loss) before income taxes	$(1,104)	$(1,427)		$ (3,498)	$16,007
Income tax expense (benefit)	(445)	(452)		(1,235)	5,546
Net income (loss)	$ (659)	$ (975)		$ (2,263)	$10,461

Net income (loss) per share
Basic	$ (0.04)	$ (0.07)		$ (0.15)	$ 0.75
Diluted	$ (0.04)	$ (0.07)		$ (0.15)	$ 0.70

Weighted Average Shares Outstanding
Basic	14,948	14,585		14,925	13,988
Diluted	14,948	14,585		14,925	14,872

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2011	June 30, 2010
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 16,836	$ 18,068
Accounts receivable, net	2,142	2,033
Inventory	2,079	1,738
Prepaid and other assets	3,751	3,369
Deferred income taxes	74	83
Total current assets	24,882	25,291
Property and equipment, net	5,459	5,631
Deferred income taxes, net of current portion	486	503
Intangible assets, net	309	207
Total assets	$ 31,136	$ 31,632

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,257	$ 1,220
Accrued liabilities	1,304	1,079
Current portion of deferred revenue	1,547	1,375
Total current liabilities	4,108	3,674
Long-term deferred revenue	417	583
Other liabilities	305	434
Total liabilities	4,830	4,691
Stockholders' equity:
Total stockholders' equity	26,306	26,941
Total liabilities and stockholders' equity	$ 31,136	$ 31,632

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing by Market and Revenue Information
(unaudited)
(dollars in thousands)

	Three-Months Ended March 31,
	2011	% Total	2010	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 1,615	36.3%	$ 1,524	$ 91	6.0%
Retail	810	18.2%	257	553	215.2%
U.S. Government Contract	608	13.7%	391	217	55.5%
Core Government	226	5.1%	118	108	91.5%
Professional	439	9.8%	373	66	17.7%
Assisted Living/ Hospitality	373	8.4%	258	115	44.6%
Pharmaceutical	72	1.6%	332	(260)	(78.3%)
Other	310	7.0%	219	91	41.6%
Subtotal	4,453	100.0%	3,472	981	28.3%

GAAP Adjustment *	65		167	(102)	(61.1%)
Revenue Reported	$ 4,518		$ 3,639	$ 879	24.2%

	Nine-Months Ended March 31,
	2011	% Total	2010	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 5,270	37.0%	$ 4,789	$ 481	10.0%
Retail	3,473	24.4%	3,225	248	7.7%
U.S. Government Contract	1,367	9.6%	22,820	(21,453)	(94.0%)
Core Government	516	3.6%	406	110	27.1%
Professional	1,430	10.0%	1,169	261	22.3%
Assisted Living/ Hospitality	946	6.6%	759	187	24.6%
Pharmaceutical	249	1.8%	642	(393)	(61.2%)
Other	990	7.0%	984	6	0.6%
Subtotal	14,241	100.0%	34,794	(20,553)	(59.1%)
GAAP Adjustment *	121		210	(89)	(42.4%)
Revenue Reported	$ 14,362		$ 35,004	$ (20,642)	(59.0%)

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing by Channel Information
(unaudited)
(dollars in thousands)

	Three-Months Ended March 31,
	2011	% Total	2010	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 1,645	36.9%	$ 1,302	$ 343	26.3%
Distributors	1,896	42.6%	1,647	249	15.1%
Inside and Online Sales	304	6.8%	132	172	130.3%
U.S. Government Contract	608	13.7%	391	217	55.5%
Total Billings By Channel	$ 4,453	100.0%	$ 3,472	$ 981	28.2%

	Nine-Months Ended March 31,
	2011	% Total	2010	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 4,966	34.9%	$ 4,850	$ 116	2.4%
Distributors	7,112	49.9%	6,828	284	4.2%
Inside and Online Sales	796	5.6%	296	500	168.9%
U.S. Government Contract	1,367	9.6%	22,820	(21,453)	(94.0%)
Total Billings By Channel	$ 14,241	100.0%	$ 34,794	$ (20,553)	(59.1%)
CONTACT: Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         - OR -

         Deborah Pawlowski
         Kei Advisors LLC
         Investor Relations
         Phone: (716) 843-3908
         Email: dpawlowski@keiadvisors.com